N-SAR EXHIBIT 77C

OPPENHEIMER INTERNATIONAL BOND FUND

Period Ending September 30, 2012

SPECIAL SHAREHOLDER MEETING (Unaudited)

On April 18, 2012, a shareholder meeting of Oppenheimer International Bond Fund (the “Fund”) was held at which the sub-proposals in Proposal No. 2, except for Proposal No. 2o, were approved as described in the Fund’s proxy statement dated December 16, 2011 (the “Proxy Statement”) for that meeting. The following is a report of the votes cast:

2a:	Proposal to revise the fundamental policy relating to borrowing

For	Against	Abstain	Broker Non Vote
820,649,198	33,821,058	31,506,960	202,604,783

2b-1:	Proposal to revise the fundamental policy relating to concentration of investments

For	Against	Abstain	Broker Non Vote
822,222,131	31,631,610	32,123,485	202,604,783

2e-1:	Proposal to revise the fundamental policy relating to lending

For	Against	Abstain	Broker Non Vote
819,704,661	33,650,804	32,621,761	202,604,783

2g-1:	Proposal to revise the fundamental policy relating to real estate and commodities

For	Against	Abstain	Broker Non Vote
818,815,224	34,373,594	32,788,384	202,604,783

2h:	Proposal to revise the fundamental policy relating to senior securities

For	Against	Abstain	Broker Non Vote
820,899,091	32,153,088	32,925,045	202,604,783
2i:	Proposal to revise fundamental policy relating to underwriting

For	Against	Abstain	Broker Non Vote
819,264,694	33,485,287	33,227,236	202,604,783

2p:	Proposal to approve a change in the Fund’s investment objective

For	Against	Abstain	Broker Non Vote
817,472,446	35,156,246	33,348,536	202,604,783

On August 28, 2012, a shareholder meeting of the Fund was held at which Proposal No. 2o was approved as described in the Fund’s Proxy Statement for that meeting. The following is a report of the votes cast:

2o:	Proposal to convert the Fund’s investment objective from fundamental to non-fundamental

For	Against	Abstain	Broker Non Vote
790,246,142	173,880,500	39,261,418	173,657,625